EXHIBIT 99.1

NEWS RELEASE
American Expects Ceiling Test Write Down for 2006 and
Plans to Amend its Financial Statements
     DENVER, March 5, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) expects to record a ceiling test impairment, after deferred income tax provision, of between $1 million to $2 million at December 31, 2006. A substantial portion of the write down occurs primarily from being unable to complete the State 4-36 well in a fashion as originally planned, resulting in a low reserve value. During the completion process, it was determined that the State 4-36 wellbore was drilled through the targeted Frontier formation at an approximate 53 degree angle instead of the desired horizontal angle of approximately 90 degrees. As a result of this reduced angle and limited footage drilled into the target interval within the Frontier formation, production results from the State 4-36 well are not representative of what American believes is possible from a successful 2,000 foot horizontal lateral wellbore.
     In connection with a Comment Letter received from the SEC Division of Corporation Finance and with subsequent communications with the SEC staff, American plans to file amended financial statements for the year ended December 31, 2005 and for the quarters ended March 31, June 30 and September 30, 2006. The amended filings will be made to account for the April 2005 merger of Tower Colombia Corporation as a business purchase, rather than as a business combination of entities under common control. American currently estimates that the restatement will have no significant effect on the 2005 statement of operations or statement of cash flows. American currently estimates that changes to the 2005 balance sheet will increase (a) the carrying value of oil and gas properties by approximately $5 million, (b) associated deferred tax liability by approximately $1.6 million and (c) additional paid-in capital by approximately $15 million, with approximately $11.6 million being a recognition of intangible assets including goodwill. American expects the 2005 restatement will have no effect on the 2006 statement of cash flows but will decrease net income for 2006 in the range of $300,000 to $700,000.
     As a result of additional demands from these amendments, American expects that the filing with the SEC of its annual report for 2006 will be delayed beyond the scheduled filing date of March 16, 2007.
     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184